UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2016

RIVERVIEW BANCORP, INC.
(Exact name of registrant as specified in its charter)

Washington	000-22957	91-1838969
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 Washington Street, Suite 900, Vancouver, Washington	98660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (360) 693-6650

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment
      of Certain Officers; Compensatory Arrangements of Certain Officers.

           (d) On April 27, 2016, the Board of Directors of Riverview Bancorp (the “Company”) voted to increase the size of the Board to ten members and appointed David Nierenberg as a director of the Company effective April 27, 2016.  The Board committees to which Mr. Nierenberg will be appointed have not yet been determined.  Mr. Nierenberg was also appointed to serve as a director of Riverview Community Bank (the “Bank”), the Company’s financial institution subsidiary effective April 27, 2016.

    Mr. Nierenberg is the Founder and President of Nierenberg Investment Management Company, serves on the board of directors of Rosetta Stone, Inc. and Kuni Automotive, is Vice-Chair of the Advisory Board of the Ira M. Millstein Center for Global Markets and Corporate Ownership at Columbia Law School and serves as a member of the Research Advisory Council of Glass, Lewis & Co. He is also a member of the Washington State Investment Board and the Board of Trustees of Whitman College.

Mr. Nierenberg will generally be entitled to the same compensation arrangement as is provided to the other non-employee directors of the Company and the Bank.

Mr. Nierenberg has not engaged in any transaction with the Company that requires disclosure of any information pursuant to Item 404(a) of SEC Regulation S-K.

    For further information concerning Mr. Nierenberg’s background, see the Company's press release dated May 3, 2016 which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 5.03Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On April 27, 2016 the Board of Directors amended Section 2 of Article III of the Company’s Bylaws to increase the size of the Board from nine to ten members. A copy of the Company’s Amended and Restated Bylaws is attached as an exhibit to this report.

Item 9.01Financial Statements and Exhibits.

    (d)    Exhibits

   The following exhibits are being furnished herewith and this list shall constitute the exhibit index:

Exhibit Number	Description

3.2	Amended and Restated Bylaws of Riverview Bancorp, Inc.
99.1	Press Release dated May 3, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIVERVIEW BANCORP, INC.

Date: May 3, 2016	/s/Kevin J. Lycklama
Kevin J. Lycklama
Chief Financial Officer (Principal Financial Officer)